SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BOWNE & CO., INC.

(Name of Registrant as Specified In Its Charter)

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Bowne & Co., Inc.
55 Water Street
New York, New York 10041

Philip E. Kucera Chairman and Chief Executive Officer

April 11, 2006

Dear Fellow Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 25, 2006. Our meeting will begin at 10:00 A.M. local time at the Company’s offices at 55 Water Street, in New York City. Since space is very limited, we are requiring an admission ticket for entry and ask that you request one by following the simple procedure on page 10 of this booklet. The facility has handicapped access and requires a picture identification.

At this year’s Annual Meeting, we will draw upon the theme of our 2006 Annual Report, Bowne for success — our clients’ success, our shareholders’ success, our employees’ success and ultimately, Bowne’s success. We entered 2005 with three key strategic objectives: to sharpen our focus on our core businesses of financial print and digital print and personalized communications, to strengthen our balance sheet and to return value to our shareholders. We accomplished all three goals, and we are well-positioned for growth in 2006 and beyond. The industry is changing, and we will continue to help our clients succeed amid the new realities of their worlds. In our 230 years of leadership, we have embraced the challenges of our industry, and we’ve stayed one step ahead of our clients’ ever-changing needs — now, with the best employees in the business, a clear strategy and a strong balance sheet, we are well-prepared to help our clients reach the highest level of success, which will ensure continuous growth for Bowne and increased value for our shareholders.

This booklet tells you how you can participate in the Annual Meeting via Internet, telephone or mail registration. If you are not able to attend in person, you may still join us through a live Webcast of the proceedings. To participate in the Webcast, you must register on-line by following the easy instructions we will post on our website, www.bowne.com, beginning on or about May 22, 2006. Stockholders may also view our proxy statement, our annual report to stockholders and our annual report on Form 10-K by visiting the Investor Relations section of our website. You may sign up for future Internet distribution of these documents when you send your voting instructions for this Annual Meeting.

Your vote is important to Bowne, even if you cannot personally join us on May 25. Regardless of your plans to attend, we ask that you return your signed voting instructions by one of the three methods described above so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.
55 Water Street
New York, New York 10041
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 25, 2006, beginning at 10:00 A.M. (local time), at the Company’s offices at 55 Water Street, New York, New York. In order to attend the meeting in person, you must request a ticket of admission. A map of the area showing points of public transportation appears on the last page of this booklet.

The purpose of the Annual Meeting is to take action on three proposals:

Proposal One — To elect four nominees (Stephen V. Murphy, Gloria M. Portela, Vincent Tese and Richard R. West) to serve on the Company’s Board of Directors for three-year terms

Proposal Two — To approve the Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan

Proposal Three — To ratify 2004 and 2005 Deferred Stock Unit Awards

The Board of Directors recommends that you vote IN FAVOR OF all three proposals.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the three proposals and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 3, 2006 may vote directly. Those who hold Company shares in street name may vote through their brokers, banks or other nominees. This proxy statement, proxy card and voting instructions, along with our 2005 Annual Report and 2005 Form 10-K, are being distributed on or about April 11, 2006.

April 11, 2006
By order of the Board of Directors,

Senior Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

Proposal One — Election of Four Directors	1

Proposal Two — Approval of Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan	2

Proposal Three — Ratification of 2004 and 2005 Deferred Stock Unit Awards	9

Your vote at the Annual Meeting	10
Who may vote?	10
Tickets required	10
How to vote shares registered in your own name	10
How to vote shares held by a broker	11
How will the representatives vote for you?	11
How to revoke voting instructions	11
How do we count votes?	11
If you give no instructions	11
Who pays for this solicitation?	12
Other business at the meeting	12
About this proxy statement	12
Webcast of the meeting	12
Results of the voting	12

Information about the nominees and other directors	13

The Board and its Committees	16
The Board of Directors	16
How directors are chosen	16
Corporate Governance Information	16
Director Independence	16
Executive Certifications	17
Communications with the Board	17
Committees of the Board	17
Compensation and Management Development Committee interlocks and insider participation	18
Participation at meetings	18
Compensation of directors	18

Report of the Audit Committee	21
Audit Committee Pre-Approval Policies and Procedures	22
Audit Services and Fees	22

Comparison of five-year cumulative total return	23

Ownership of the common stock	25
Securities ownership of certain beneficial owners	25
Stock ownership of management	26

Report on executive compensation by the Compensation and Management Development Committee	29

Executive Compensation	33
Summary compensation table	33
Option grants in last fiscal year	36
Aggregated option exercises in last fiscal year and fiscal year-end option values	37
Securities authorized for issuance under equity compensation plans	37
Deferred stock units — Awards in last fiscal year	38
Pension plans	40
Contractual arrangements with executives	41
Certain Relationships and Related Transactions	41

Other Information	41
Proposals and nominations by stockholders	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
About Form 10-K	42

Appendix A — Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan	A-1

This proxy statement is issued in connection with the 2006 Annual Meeting of Stockholders scheduled for May 25, 2006. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2006.

The Board of Directors urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet, over the telephone, or by mailing the printed voting instructions card you received.

Proposal One — Election of Four Directors

The Board of Directors proposes the following four nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all four:

Stephen V. Murphy
Gloria M. Portela
Vincent Tese
Richard R. West

If you choose the Company representatives to cast your vote, they will vote in favor of the four nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the four nominees, but you may not cast more than one vote for any one nominee. For an explanation of how votes will be counted for this proposal, please see “How do we count votes?” on page 11 of this booklet. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your Company shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each so that the term of one class expires at each annual meeting. The Board of Directors has nominated Stephen V. Murphy, Gloria M. Portela, Vincent Tese and Richard R. West to “Class I.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2009. After the election of four directors at the meeting, there will be a total of 11 members on the Board of Directors of the Company, divided among the three classes. The Board of Directors has determined that eight of the 11 board members, including all four nominees for election as directors, will be “independent” directors as defined by the rules of the New York Stock Exchange.

The four nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 13 to 15 of this booklet you will find biographies of all the current directors. We have highlighted the four nominees. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 16 of this booklet.

Proposal Two — Approval of Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the Company’s amended and restated 1999 Incentive Compensation Plan.

The full text of the proposed amended and restated Bowne & Co., Inc. 1999 Incentive Compensation Plan (the “1999 Amended Plan”) appears in Appendix A to this Proxy Statement. The Board of Directors approved the proposal at its regular meeting on March 9, 2006, subject to approval by stockholders. The proxies who will vote for you at the meeting intend to vote to approve this proposal, unless you specify otherwise. The 1999 Amended Plan will take effect on May 25, 2006 if stockholders vote at least a majority of the common stock at the meeting, whether represented in person or by proxy, in favor of approving the 1999 Amended Plan.

The Bowne & Co., Inc. 1999 Incentive Compensation Plan (the “1999 Plan”) was originally adopted by the Board on February 25, 1999 and approved by the stockholders on May 27, 1999. The 1999 Amended Plan, which allows for grants of stock options, stock appreciation rights (SARs), and full-value stock-based awards to employees, non-employee directors and consultants of the Company and its subsidiaries, is an integral part of the Company’s pay-for-performance philosophy, which is more fully described in the “Report on Executive Compensation by the Compensation and Management Development Committee” section of this Proxy Statement.

Approval of the 1999 Amended Plan offers a number of important benefits to stockholders, including:

•	Drives Stockholder Value Creation: By amending the 1999 Plan, the Company can adopt a new long-term incentive program in 2006 which awards performance-based restricted stock units as discussed in the “Report on Executive Compensation by the Compensation and Management Development Committee.” The new program delivers rewards to 1999 Amended Plan participants relative to the levels of performance attained; the program metrics are those that the Company believes drive increases in stockholder value. In addition, because the entire amount of the reward is paid out in the form of shares of Common Stock, the new program further aligns stockholder and management interests;

•	Reduces Stockholder Dilution: In adopting the new long-term incentive program, the Company will reduce the aggregate number of stock option awards granted each year; and

•	Ensures Tax Deductibility: Stockholder approval of the 1999 Amended Plan will ensure that awards under the 1999 Amended Plan continue to satisfy the requirements of section 162(m) of the Tax Code.

When the 1999 Plan was approved by stockholders in 1999, the total number of shares of Common Stock available under the 1999 Plan was 3,450,000, with no more than 300,000 shares of Common Stock to be used for full-value stock-based awards (e.g., restricted stock or performance-based restricted stock units). During the fourth quarter of 2004, the Company transferred 409,550 shares of Common Stock remaining under the 1992 Stock Option Plan and 967,950 shares of Common Stock remaining under the 1997 Stock Option Plan (that either had not previously been issued or were not subject to outstanding awards) to the 1999 Plan. These additional shares of Common Stock are available for option grants only.

As of February 28, 2006, the Company has 1,158,838 total shares of Common Stock remaining in the 1999 Plan out of the authorization of 4,827,500; as of the same date, the Company has 95,016 shares of Common Stock remaining out of the 300,000 available for grants of full-value stock-based awards.

Prior to 2006, equity grants to the Company’s key employees were predominately in the form of stock options. Restricted stock was granted only on a limited basis from time to time for hiring, retention and promotion purposes. The Company adopted the Long-Term Performance Plan (LTPP) in 1996 and amended it in 2003. Under the terms of the LTPP as amended, each executive may elect to convert any or all of an annual incentive bonus payout into Deferred Stock Units (“DSUs”). DSUs represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. The DSUs earn the equivalent of the Company’s cash dividends, which are invested in additional Deferred Stock Units, but they do not confer voting rights. Any awards above 100% of the target amount under the LTPP are automatically converted into DSUs. All awards converted into DSUs were matched by the Company with an additional 20% in the form of additional DSUs. Additional details of the Company’s equity grants and the LTPP are more fully described in the “Report on Executive Compensation by the Compensation and Management Development Committee.”

The limited number of shares of Common stock remaining for full-value stock-based awards pursuant to the 1999 Plan would preclude the Company from adopting the new performance-based restricted stock unit program for key employees in 2006. Accordingly, the Board has proposed the 1999 Amended Plan, as follows:

•	Increase the available share reserve by 3,000,000 shares of Common Stock;

•	Count the grant of awards against the new reserve under a so-called “fungible pool” approach, under which grants of stock options count as 1 share (as they have in the past), and the grant of each share of Common Stock of restricted stock or restricted stock unit counts as 2.25 shares;

•	Eliminate the 300,000 cap on shares of Common Stock reserved and initially available for full-value stock-based awards; and

•	Provide that any shares of Common Stock used by a 1999 Amended Plan participant to pay the exercise price for a stock option or satisfy payroll tax withholding requirements will not be added back to the share reserve.

The 1999 Amended Plan permits options, SARs and performance-based awards that may be granted after stockholder approval of the 1999 Amended Plan to be considered “qualified performance-based compensation” as defined under regulations interpreting section 162(m) of the Tax Code. Section 162(m) of the Tax Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” unless it is qualified performance-based compensation. Under current regulations interpreting section 162(m), the grant by a committee of “outside directors” of options, SARs, performance-based restricted stock units, and other performance-based awards under a stockholder approved plan is considered qualified performance-based compensation if the following requirements are met: (i) the options and SARs are granted with an exercise price equal to or greater than the stock’s value on date of grant, (ii) the plan expressly limits the amount of such grants that can be made to any individual employee over a specified period of time, and (iii) the plan sets forth the list of potential performance criteria that the committee of outside directors may consider. Notwithstanding stockholder approval of the 1999 Amended Plan at the 2006 Annual Meeting, the Company reserves the right to pay its employees, including recipients of awards under the 1999 Amended Plan amounts that may or may not be deductible under section 162(m) or other provisions of the Tax Code.

If the 1999 Amended Plan is approved by stockholders at the 2006 Annual Meeting, it will be effective with respect to all awards granted thereafter. If the 1999 Amended Plan is not approved by stockholders, all awards granted under the 1999 Plan will be made in accordance with the terms of the original 1999 Plan approved by stockholders at the 1999 Annual Meeting.

In March 2006, the Compensation and Management Development Committee (the “Committee”) established a performance-based restricted stock unit incentive plan, the Long-Term Equity Incentive Plan, (“LTEIP”) as fully described in the “Report on executive compensation by the Compensation and Management Development Committee” for the Company’s senior executives, subject to stockholder approval of the 1999 Amended Plan. Final payout in Company shares, if any, relative to that opportunity are fully contingent on the Company’s average return on invested capital (“ROIC”) for the three-year period from January 1, 2006 through December 31, 2008. Payout will be made in the first quarter of 2009 in the form of shares of Company Stock. To provide additional incentive, the LTEIP provides an accelerated payout if the maximum average ROIC performance target is attained for the initial two years of the three-year period. If threshold levels of ROIC performance are not achieved over that period, no shares of Company Stock will be issued to any active participant.

Although non-employee directors of the Company are eligible to participate in the 1999 Amended Plan, they will not be participating in the LTEIP; they will continue to receive at least $30,000 of their annual Board retainer in DSUs and may elect voluntarily to defer some or all of the remaining fees and retainers.

Set forth below is a table indicating the target number of shares of Common Stock that could be paid out if target performance goals are met for the named executive officers and all other executives as a group.

2006 Long-Term Equity Incentive Grants

Number of Shares of Common Stock at Target
Name	Performance LTEIP Award
Philip E. Kucera	100,000
David J. Shea	100,000
C. Cody Colquitt	35,000
Susan Cummiskey	30,000
All Other Executives	197,500

The grants of other types of awards by the Committee in accordance with the 1999 Amended Plan are not subject to, nor dependent on, stockholder approval of the 1999 Amended Plan.

The following summary of the 1999 Amended Plan is subject to the complete terms of the 1999 Amended Plan, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

NUMBER OF SHARES AUTHORIZED. If approved by the stockholders, the 1999 Amended Plan will increase the share reserve by an additional 3,000,000 shares of Common Stock. When combined with the 1,158,838 shares remaining available for grant from the original reserve, the available pool will be 4,158,838 shares of Common Stock. This number of available shares represents approximately 1.3% of the Company’s outstanding Common Stock on the record date. These shares of Common Stock may be treasury shares or other currently unissued shares. The number of shares of Common Stock originally authorized by the 1999 Plan was 3,450,000. If the 1999 Amended Plan is approved by the stockholders, the total number of authorized shares of Common Stock will increase, by the addition of 3,000,000 shares of Common Stock added to the share reserve, to bring the total authorized to 6,450,000 shares of Common Stock.

1999 Amended Plan awards may take a number of forms, including stock options, SARs, restricted stock, restricted stock units, deferred stock units, bonus shares, stock granted in place of another kind of compensation, and other awards tied to the market value of the stock or factors that influence its value.

Options and SARs allow a participant to benefit from increases in the market price of the common stock after the date of grant. For each option or SAR awarded from the 1999 Amended Plan, one share of Common Stock will be deducted from the number of shares of Common Stock remaining available under the 1999 Amended Plan. On the other hand, awards which are not options or SARs may allow a participant to receive the current value of Common Stock on the grant date in addition to later appreciation in value, and therefore these may be more costly to the Company and are more valuable to the participants. For each restricted stock share or other full-value award made from the 1999 Amended Plan, 2.25 shares of Common Stock will be deducted from the number of shares of Common Stock remaining available under the 1999 Amended Plan.

The Company may adjust the number of shares of Common Stock authorized by the 1999 Amended Plan, including, without limitation, if there is a stock split, stock dividend, merger or other extraordinary event. In those cases, the Company may also adjust the option exercise price and the other terms of the individual awards outstanding under the 1999 Amended Plan in addition to adjusting the limit, mentioned earlier, on the number of shares of Common Stock available for awards. These adjustments will not enlarge the proportionate interest which the shares of Common Stock represented before the extraordinary event, but they will prevent an unfair reduction in the value of the shares of Common Stock.

The 1999 Amended Plan spells out counting rules to assure that all awards are properly counted and not counted twice. These rules will take account of shares previously authorized under any other plan when they become subject to the 1999 Amended Plan. For most purposes, the rules will also recognize all forms of awards permitted by the 1999 Amended Plan as interchangeable. Forfeited, terminated or expired awards of shares of Common Stock, as well as awards settled in cash without issuing any shares of Common Stock, will become available for future awards.

In addition, if the Company issues shares of Common Stock in substitution for awards under a stock-based plan of an acquired corporation, those shares of Common Stock will not count against the shares of Common Stock authorized under 1999 Amended Plan. The 1999 Amended Plan will, however, otherwise govern the shares of Common Stock issued for the acquired corporation.

ELIGIBILITY. Executives and other key employees of the Company, non employee Directors and others who provide substantial services to the Company and its subsidiaries will be eligible for awards under the 1999 Amended Plan. A person who is offered employment will also be eligible but cannot receive any benefit under the award until after beginning employment. As discussed later, the 1999 Amended Plan puts limits on the awards that any one individual may receive in a particular year. The Committee currently estimates that approximately 700 people could be eligible for awards under the 1999 Amended Plan, but the number of actual participants is likely to be much smaller.

ADMINISTRATION OF THE PLAN. The Committee will have authority to administer the 1999 Amended Plan. The Board may appoint another committee to administer the 1999 Amended Plan, but only independent Directors may serve on it. The Board itself may also administer the 1999 Amended Plan, and only the Board may make awards to Directors. For convenience, we will refer to any group which administers the 1999 Amended Plan as the Committee.

Administration includes selecting the individuals who will receive awards, determining the type of awards and their specific terms, and deciding whether specific awards should be accelerated or cancelled in appropriate cases. In fixing the terms of each award, the Committee will determine the valuation of the shares of Common Stock, the vesting schedule, the expiration date, and the extended period of time following retirement or termination of employment within which an employee may exercise an award.

STOCK OPTIONS AND SARS. The 1999 Amended Plan authorizes the Committee to grant stock options and SARs. Options include both incentive stock options (called ISOs), which can result in favorable tax treatment to the participant, and non-qualified stock options. A SAR entitles the participant to receive payment of the amount of appreciation in the market value of the shares on the date of exercise over the original grant price. The Committee will determine exercise prices for options and grant prices for SARs, but these may not be less than the fair market value of the stock on the grant date. Options will have a maximum term of ten years. The participant may pay the exercise price of an option in cash, stock, other awards that have in-the-money value, or other means approved by the Committee.

RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. Under the 1999 Amended Plan, the Committee may also grant restricted stock, restricted stock units or deferred stock units. Restricted stock is a grant of shares of Common Stock that are subject to a risk of forfeiture if employment or service terminates, and are non-transferable for a period set by the Committee. Restricted stock units give a participant the right to receive shares of Common Stock at the end of a restriction or vesting period. Deferred stock units give a participant the right to receive shares of Common Stock at the end of a defined deferral period. In any case, a participant may forfeit the award if his or her employment or service terminates before a fixed date, which may be earlier than the end of the defined deferral period. Restricted stock normally carries voting and dividend rights, while restricted stock units and deferred stock units do not, but the Committee may authorize the payment of dividend equivalents on restricted stock units and deferred stock units.

PERFORMANCE-BASED AWARDS INCLUDING ANNUAL INCENTIVE AWARDS. The Committee may require a participant to meet performance goals as a condition of any award or as a condition to exercise or to an acceleration of settlement. Performance goals will consist of one or more business criteria and a targeted performance level. We have described some of the business criteria for performance awards on page 8 under the heading “Compliance with Section 162(m).” Performance awards may take the form of annual incentive awards that are subject to settlement in cash or in shares of Common Stock when the participant achieves the performance goals for a particular year. In this way, the Committee intends to qualify such annual incentive awards in order to avoid the loss of tax deductions under section 162(m) of the Internal Revenue Code. The Committee may adjust performance conditions and other terms of performance awards in keeping with extraordinary corporate events or changes in laws, regulations or accounting principles, but any adjustment to an award intended to qualify as performance based must still conform to the requirements of section 162(m).

OTHER TERMS. The Committee may settle awards under the 1999 Amended Plan in cash, shares of Common Stock, or other property. All awards will be nontransferable, except upon death or as may be permitted in individual cases for estate planning and similar purposes. Participants will not normally give consideration for awards under the 1999 Amended Plan, other than their services to the Company. The Committee will make an effort to withhold any taxes that apply to these awards, and may allow a participant to withhold or surrender shares of Common Stock to meet tax obligations.

If a change in control occurs, as defined in the 1999 Amended Plan, outstanding awards will immediately vest and become fully exercisable, while any settlement deferral, forfeiture conditions and other restrictions will lapse. The Committee may also decide that participants have met their performance goals and other conditions in the event of a change in control. The 1999 Amended Plan will terminate when no shares of Common Stock remain available for issuance and when the Company has no further obligations under outstanding awards. Before termination, the Board of Directors may amend, suspend or terminate the 1999 Amended Plan without further stockholder approval unless the law or New York Stock Exchange rules require such approval, but no amendment may have a negative effect on awards previously granted. In its discretion, however, the Board of Directors may submit other amendments for stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the usual federal income tax consequences of plan awards. The grant of an option or SAR will trigger no federal income tax for a participant or a deduction for the Company. Nor will the participant have taxable income upon exercising an ISO, although the alternative minimum tax may apply. On the exercise of a nonqualified option, the difference between the exercise price and the fair market value of the option shares is taxable to the participant as ordinary income. On the exercise of a SAR, the cash or the fair market value of the shares of Common Stock received will also be taxable as ordinary income. If a participant disposes of ISO shares before the end of applicable ISO holding periods, the participant will be taxed on ordinary income equal to the lesser of (1) the fair market value of the shares of Common Stock at exercise minus the exercise price, or (2) the amount realized upon the disposition minus the exercise price. Otherwise, a disposition of shares of Common Stock acquired by exercising an option or SAR will result in short-term or long-term capital gain or loss equal to the sale price minus the participant’s tax basis in such shares of Common Stock. The tax basis is the exercise price paid plus any amount previously taxed as ordinary income upon exercise of the award. The Company is normally entitled to a tax deduction equal to the amount taxed as ordinary income to the participant. The Company will not be entitled to a tax deduction for amounts taxed as capital gain to the participant. Therefore, the Company will not be entitled to a tax deduction if a participant exercises an ISO and holds the shares of Common Stock received for the ISO holding periods.

In the case of awards other than options and SARs, the participant will be taxed on ordinary income equal to the fair market value of shares of Common Stock, cash or other property received. This tax will accrue at the time of receipt, except in the case of an award that is nontransferable and subject to a risk of forfeiture. In that case, the tax may not accrue until lapse of at least one of the restrictions, although the participant may elect to be taxed at the time of grant. Subject to an exception discussed below, the Company will be entitled to a tax deduction in an amount equal to the ordinary income taxed to the participant.

COMPLIANCE WITH SECTION 162(m). The Committee intends that some awards under the 1999 Amended Plan should qualify as performance based, as defined in section 162(m) of the Internal Revenue Code. Section 162(m) imposes a cap of $1 million on the amount of tax deductions the Company may take for compensation to any named executive officers listed in the summary compensation table in the proxy in a single year, but qualifying performance based compensation remains fully deductible regardless of its amount. Under the 1999 Amended Plan, therefore, options and SARs, annual incentive awards to employees whom the Committee expects to be named executives, and other awards conditioned on achievement of performance goals are intended to qualify as performance based compensation. By approving the 1999 Amended Plan, stockholders will also be approving the eligibility of executive officers and others to participate, the per person limitations, and general business criteria on which performance objectives for performance based awards may be based. The 1999 Amended Plan imposes per person limitations, so that a participant may not receive awards intended to qualify as performance based in excess of a participant’s annual limit. For awards of options or SARs, a participant’s annual limit is 1,500,000 shares. For all other forms of awards, a participant’s annual limit is $3,500,000. A participant’s annual limit applies if it is potentially earnable, even if there is a deferral of payout. Options, SARs, restricted stock, deferred stock units, other stock-based awards, annual incentive awards and long-term performance awards each represent a separate type of award for purposes of the annual limit.

In establishing goals for a performance based award to a participant who is subject to section 162(m), the Committee may select any of the following business criteria: (1) earnings per share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) interest expense after taxes; (5) return on net assets, return on assets, return on investment, return on invested capital, or return on equity; (6) value created; (7) operating margin; (8) net income before or after taxes, pre-tax earnings, pre-tax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, operating earnings, or net cash provided by operations; (9) stock price or total stockholder return; (10) sales above a specified threshold or in relation to prior periods; (11) reductions in operating expenses; (12) productivity improvements; and (13) an executive’s attainment of objective and measurable strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures. These business criteria may apply to the Company on a consolidated basis or to specified subsidiaries or business units. Both annual incentive awards and long-term performance awards may incorporate these criteria. Stockholder approval of the 1999 Amended Plan, including these business criteria without specific targeted levels of performance, will qualify awards as performance based for a period of five years. A number of other requirements must be met in order for particular compensation to qualify as performance based under section 162(m). There can be no assurance that compensation resulting from 1999 Amended Plan awards intended to qualify under section 162(m) will in fact be fully deductible under all circumstances. In addition, the 1999 Amended Plan would authorize a number of types of awards that will not qualify as performance based. Compensation paid as a result of these awards may be subject to the cap on deductibility under section 162(m) if it and other non performance-based compensation exceed $1 million in a given year.

COMPLIANCE WITH SECTION 409A. The American Jobs Creation Act of 2004 introduced a new section of the Internal Revenue Code (section 409A) covering certain nonqualified deferred compensation arrangements. section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the person who is entitled to receive the deferred compensation. Certain awards that may be granted under the 1999 Amended Plan may constitute “deferred compensation” within the meaning of and subject to section 409A of the Code. The 1999 Amended Plan is intended to be interpreted and operated in accordance with section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional taxes on the 1999 Amended Plan participants under section 409A of the Code.

Proposal Three — Ratification of 2004 and 2005 Deferred Stock Unit Awards

The Board of Directors proposes and recommends that you vote IN FAVOR OF ratifying 2004 and 2005 Deferred Stock Unit Awards

The Company has designed its executive compensation program to encourage the ownership of Company stock by our executives. Two components of this program that are specifically designed to accomplish this objective are the Long-Term Performance Plan and the Deferred Award Plan. Under these two plans, executives have the opportunity to receive Deferred Stock Units, or “DSUs,” in two different ways through the Company’s pay-for-performance plans. First, any awards above 100% of the target amount are automatically converted into DSUs; all DSUs granted to an executive in this manner are held until the executive terminates employment. Secondly, each executive may elect to convert any or all of the awards at or below the target amount under these plans into DSUs. For shares of Common Stock received in this manner, the executive may elect a deferral period equal to a set number of years, not less than two years. The Company matches all awards converted into DSUs with an additional 20% in the form of additional DSUs. All DSUs are eventually settled by the issuance of actual shares of Common Stock, at the rate of one share for each unit. Each year, the Company has awarded a certain number of DSUs to executives through this process under both the Long-Term Performance Plan and the Deferred Award Plan. The Company has recently decided to replace these plans with a new long-term incentive plan linked to the Company’s three-year strategic plan. See the “Report on executive compensation by the Compensation and Management Development Committee“ on page 29 for more information on the new plan.

Prior to 2004, the grant of DSUs pursuant to these plans was not required, by any law, official pronouncement, or stock exchange rule, to be considered or approved by the stockholders of the Company. A June 2003 change to the Listing Standards of the New York Stock Exchange, however, triggered a requirement that the Company’s shareholders approve the issuance of all equity-based compensation, including DSUs, subsequent to the Company’s 2004 Annual Meeting. The Company was aware of this change in NYSE standards and took prudent steps to ensure that all equity-based programs were operating in full compliance with these new requirements. Unfortunately, due to particular wording used in both the Long-Term Performance Plan and the Deferred Award Plan, certain awards of DSUs under these plans including 9,213 DSUs in 2004 and 57,129 DSUs in 2005 were not in compliance with the new listing standard, despite being entirely consistent with the pay-for-performance program of the Company and are reported in the Company’s proxy statements. The Board, therefore, is asking the stockholders to ratify these prior awards of DSUs to Company executives. For 2006 and forward, these DSU awards will continue, but will be made pursuant to the Amended and Restated 1999 Incentive Compensation Plan, and counted against that Plan’s available share reserve. If this proposal to ratify 2004 and 2005 DSU awards is approved by stockholders at the Company’s 2006 Annual Meeting, the ratification will be effective immediately. If this proposal is not ratified, such awards will be settled in cash.

Your vote at the Annual Meeting

Who may vote?  The record date for the Annual Meeting was April 3, 2006. This means you are entitled to vote if our records show you held one or more shares of Common Stock when business closed on that day. A total of 31,801,156 shares of Common Stock were outstanding and entitled to vote on the record date, and each share of Common Stock is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares of Common Stock you held on the record date, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares of Common Stock outstanding on the record date (that is, at least 15,900,579 shares of Common Stock) will constitute the necessary quorum.

Tickets required.  Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 55 Water Street, New York, New York 10041 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares of Common Stock through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name.  If you owned shares of Common Stock in your own name on the record date, then you are a holder of record and your shares of Common Stock are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares of Common Stock. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Or you may send your instructions by Internet or by telephone in the United States or by Internet if outside the United States, provided such instructions are received no later than the day prior to the day of the Annual Meeting. If you use the Internet or telephone, the Company will confirm that we have received your instructions. Whether you use the Internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by Internet, go to this special address on the Internet: https://www.proxyvotenow.com/bne After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-874-4877. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s 401(k) Savings Plan on the record date will have the same choice of ways to vote. The Company’s annual report on Form 10-K describes that plan. If participants in Bowne’s 401(k) Savings Plan do not elect to vote by proxy, shares of Common Stock allocated to their Plan account will be voted by the Plan trustee as those shares of Common Stock held by the Plan for which the Plan trustee has received direction from Plan participants.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker.  If a broker, bank or other nominee holds Common Stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you?  Whether you mail your instructions or send them by Internet or telephone, the Company representatives will vote your shares of Common Stock exactly as you tell them to. If you do not indicate how you want your shares of Common Stock voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares of Common Stock when the meeting resumes. If a broker, bank or other nominee holds your shares of Common Stock in street name, they will normally ask for your instructions and vote your shares of Common Stock accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions.  You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares of Common Stock by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes?  Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares of Common Stock will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against one or both of the proposals. Likewise, shares of Common Stock represented at the meeting by a broker, bank or other nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares of Common Stock will not count as votes for or against the proposals. This means that the unvoted shares of Common Stock will not affect the outcome of the voting.

If you give no instructions.  The New York Stock Exchange has determined that the proposal to elect directors is “routine” under the applicable rules. This means that brokers, banks and other nominees will be able to vote shares of Common Stock they hold for you in street name even if you have not given instructions on the proposal. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the four nominees. The proposal to approve the amended and restated 1999 Incentive Compensation Plan and the proposal to ratify 2004 and 2005 Deferred Stock Unit Awards are not “routine” under the applicable rules and brokers, banks and other nominees will not vote shares of Common Stock they hold for you in street name on these proposals without instructions from you. Accordingly, the Board of Directors urge you to give instructions to your broker, bank or nominee.

Who pays for this solicitation?  The Company will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. These persons do not receive additional compensation for these services. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $12,000, plus out-of-pocket expenses.

Other business at the meeting.  The Company does not know of any business to be presented at the Annual Meeting besides the proposals to elect four directors, to approve the amended and restated 1999 Incentive Compensation Plan and to ratify 2004 and 2005 deferred stock unit awards. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement.  The Company’s management prepared this booklet and began sending it to stockholders on or about April 11, 2006. In addition, the proxy statement, annual report and Form 10-K are available on the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the Internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the Internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer to Bowne & Co., Inc., a Delaware corporation.

The Company representatives are the two people (Philip E. Kucera and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting.  Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on or about May 22, 2006, the Company intends to post information on our website (www.bowne.com) about how this webcast will work. To follow the meeting live on the Internet, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting.  After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 57)
Managing Director of GSC Partners. Mr. Crosetto was President of the Company from December 2000 to December 2003. Previously he was Executive Vice President of the Company from December 1998, Senior Vice President of the Company from May 1998, and formerly President of a Company subsidiary, Bowne International L.L.C. He is also a director of Day International Group, Inc., and Speedflex Asia Ltd. He was first elected to the Company’s Board of Directors in 2000 and is a Class II director. His term will expire in 2007.

Douglas B. Fox (Age 58)
Management Consultant and private investor. Mr. Fox is President and Chief Executive Officer of Renaissance Brands Ltd. and a director of Advanstar Communications Inc., the Oreck Corporation, The Vitamin Shoppe, Microban International, Vitaqvest, Inc., and Young America, Inc. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected to the Company’s Board of Directors in 2001 and is a Class II director. His term will expire in 2007.

Philip E. Kucera (Age 64)
Chairman and Chief Executive Officer and a director of the Company since May 2005. Mr. Kucera served as Chief Executive Officer and a director from October 2004 to May 2005. He served as Interim Chief Executive Officer and a Director of the Company from May 2004 to October 2004. Mr. Kucera served as the Company’s Senior Vice President and General Counsel from November 1998 to May 2004. Prior to joining Bowne, he was Deputy General Counsel and Assistant Secretary for The Times Mirror Company, where he served in various positions for 26 years. Mr. Kucera also serves as an Advisory Board Member of Design2Launch. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2008.

Stephen V. Murphy (Age 60)
President of S.V. Murphy Co., Inc. Previously, he served as Managing Director in the Investment Banking Department of Merrill Lynch Capital Markets and for The First Boston Corporation in a number of positions, including Managing Director in its Corporate Finance Department. Mr. Murphy also serves as a director of The First Long Island Corporation, The First National Bank of Long Island, Excelsior Private Equity Fund II, Inc., Excelsior Private Equity Fund III, Inc., Excelsior Directional Hedge Fund of Funds, Inc., Holborn Corporation, Abilities!, SCO Family of Services, Inc., Peoples’ Symphony Concerts, and Locust Valley Cemetery Association. He was first elected to the Company’s Board of Directors in 2006 and is a Class I director. His term will expire in 2009.

Gloria M. Portela (Age 52)
Attorney and mediator. Senior Counsel of Seyfarth Shaw LLP since January 2003. Previously Ms. Portela was a Partner of Seyfarth Shaw from 1994. She is also Vice-Chair of the Board of Directors of the University of St. Thomas and a director and governor of the Houston Grand Opera. She was first elected to the Company’s Board of Directors in 2002 and is a Class I director. Her term will expire in 2009.

H. Marshall Schwarz (Age 69)
Retired Chairman of the Board and CEO of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of U.S. Trust Company and the Atlantic Mutual Companies. He was first elected to the Company’s Board of Directors in 1986 and has served as a director continuously since then. He is a Class III director and serves as Presiding Director. His term will expire in 2008.

David J. Shea (Age 50)
President and Chief Operating Officer and a Director of the Company since October 2004 and President and a Director from August 2004. Mr. Shea formerly served as Senior Vice President of the Company and Senior Vice President and CEO, Bowne Business Solutions and Bowne Enterprise Solutions from November 2003. He served as Senior Vice President of the Company and President of Bowne Business Solutions from May 2002, President of Bowne Business Solutions from January 2001 and Executive Vice President, Business Development and Strategic Technology of Bowne Business Solutions from July 1998. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2008.

Wendell M. Smith (Age 71)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was first elected to the Company’s Board of Directors in 1992 and is a Class III director. His term will expire in 2008. (Note 1)

Lisa A. Stanley (Age 50)
Financial planning consultant. Ms. Stanley is also a Trustee and Vice President of Town Creek Foundation, Inc. She was first elected to the Company’s Board of Directors in 1998 and is a Class II director. Her term will expire in 2007.

Vincent Tese (Age 63)
Cable television owner and operator. Mr. Tese is also a director of The Bear Stearns Companies, Inc., Custodial Trust Company, Cablevision, Inc., Mack-Cali Realty Corp., Gabelli Asset Management, Magfusion, Inc., Xanboo Inc., Cabrini Mission Society, Catholic Guardian Society, Municipal Art Society, New York Presbyterian Hospital, and the New York University School of Law. He was first elected to the Company’s Board of Directors in 1996 and is a Class I director. His term will expire in 2009.

Richard R. West (Age 68)
Consultant. Dean Emeritus, Stern School of Business, New York University. Mr. West is also a trustee or director of Vornado Realty Trust, Alexander’s Inc., and several investment companies advised by Merrill Lynch Investment Management or its affiliates. He was first elected to the Company’s Board of Directors in 1994 and is a Class I director. His term will expire in 2009.

Note:

1. The Company’s policy prohibits anyone to be nominated or elected to the Board after reaching age 72. In 2005, the Board amended the policy to provide that a director’s service on the Board shall terminate on the date of the annual meeting of stockholders following his or her seventy-second birthday. Mr. Smith will observe his seventy-second birthday in 2007 prior to the Annual meeting of stockholders and, in accordance with the policy, will step down as a director on the date of the 2007 annual meeting of stockholders.

The Board and its Committees

The Board of Directors.  Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board of Directors held seven meetings during 2005. In addition, the committees of the Board met a total of 17 times and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other informally and in executive sessions of independent directors following Board meetings on matters that concern the Company and its stockholders. Mr. Schwarz, the Company’s Presiding Director, chairs these executive sessions.

How directors are chosen.  The Nominating and Corporate Governance Committee (the “Committee”) is responsible for assisting the Board in identifying individuals qualified to become Board members and recommending director nominees to the Board for each annual meeting of stockholders. It is the Committee’s policy to consider candidates recommended by stockholders (see the description of the procedure under the heading “Communications with the Board”), Company management, other Board members or any interested person. The same criteria the Committee uses for evaluating director nominees will be used to evaluate candidates recommended by stockholders. The Committee considers the qualifications of candidates based upon its charter and the Company’s corporate governance guidelines. The Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the stockholders. The Committee has authority to retain search firms to assist in identifying and evaluating director candidates and to approve fees and retention terms for such advisors, but has not done so in connection with the selection of the four nominees for election as director listed on pages 13 to 15 of this booklet. The Committee did not receive any recommendations for nominees from a shareholder or group of shareholders that beneficially owned more than 5% of the Company’s common stock for at least one year. The Committee recommended the four nominees for election as directors. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 41 of this booklet.

Corporate Governance Information.  The Company’s corporate governance guidelines, the charters of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation and Management Development Committee, and the Company’s Code of Ethics are available on the Company’s website (www.bowne.com) and in print to any shareholder upon request. Requests should be sent to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 55 Water Street, New York, New York 10041.

Director Independence.  It is the Board of Directors’ objective that at least a majority of the Board of Directors should consist of independent directors. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors maintains categorical standards to assist it in determining director independence, which are consistent with the New York Stock Exchange listing rules. The categorical standards are part of our corporate governance guidelines and are set forth on the Company’s website (www.bowne.com). The Board of Directors has determined that the following eight directors satisfy the New York Stock Exchange’s independence requirements and Bowne’s categorical standards as described above: Mr. Fox, Mr. Murphy, Ms. Portela, Mr. Schwarz, Mr. Smith, Ms. Stanley, Mr. Tese and Mr. West.

Executive Certifications.  The Company has submitted to the New York Stock Exchange the annual CEO certification required by the rules of the New York Stock Exchange. The Company also submitted to the Securities and Exchange Commission all certifications required under Section 302 and 906 of the Sarbanes-Oxley Act as exhibits to its Form 10-Qs and Form 10-K for fiscal 2005.

Communications with the Board.  Interested parties who want to communicate with the Chairman, the Presiding Director, or with the non-management directors as a group, or a stockholder who wants to communicate with the Board of Directors, individual Board members or a board committee including the Nominating and Corporate Governance Committee to recommend a candidate, should address their communications to the Board of Directors, the Board members or the Board committee, as the case may be, and send them c/o Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co. Inc., 55 Water Street, New York, New York 10041. The Corporate Secretary will forward all such communications directly to such Board members. If the communication is a stockholder recommendation for Board of Directors membership, it must be in writing and must identify the proposer. It must also be accompanied by detailed information about the proposed nominee and that person’s consent to have his or her name put in nomination and agreement to serve, if elected. It must also be received in a timely manner and otherwise comply with the Company’s By-Laws. See the description of the procedure under the heading “Proposals and nominations by stockholders” on page 41 of this booklet.

Committees of the Board.  The Board of Directors has four standing committees. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board of Directors in directing management of the Company and may exercise those powers between regular Board of Directors meetings. However, this committee may not amend the Company’s By-laws, fill vacancies on the Board of Directors, make other fundamental corporate changes or take actions which require a vote of the full Board of Directors under Delaware law. The current members of the Executive Committee all of whom, with the exception of Mr. Kucera, the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Mr. Kucera, Ms. Stanley, Mr. Tese and Mr. West. In 2005, this committee met four times and took action two times by written consents in lieu of meetings.

•	Nominating and Corporate Governance Committee. As described above, the Nominating and Corporate Governance Committee assists the full Board of Directors in identifying qualified individuals to become Board members. It also assists the full Board of Directors in determining the composition of the Board committees, monitoring the process to assess Board of Directors effectiveness and developing and implementing the Company’s corporate governance guidelines. All members of the Committee are required to be “independent” directors as determined by the rules of the New York Stock Exchange and, unless the Board of Directors otherwise determines, the Committee shall be composed of the “independent” directors of the Executive Committee. The current members of the Nominating and Corporate Governance Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Ms. Stanley, Mr. Tese and Mr. West. The Committee met four times in 2005.

•	Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the financial reporting and the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company’s internal audit function and the independent auditor. In connection with the performance of these functions, the Audit Committee recommends independent registered public accountants to serve as the Company’s auditors and reviews the Company’s annual report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the Committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Mr. Fox (chairman), Mr. Murphy, Mr. Smith, Ms. Stanley and Mr. West, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange and rules promulgated by the Securities and Exchange Commission in effect on the date this proxy statement is first mailed to stockholders. The Committee met five times in 2005. The Board of Directors has determined that Mr. Fox, Mr. Murphy, Mr. Smith and Mr. West are “audit committee financial experts” as that term is defined in Securities and Exchange Commission rules.

•	Compensation and Management Development Committee. The Compensation and Management Development Committee assists the Board of Directors in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. In connection with the performance of these functions, the Committee reviews base salaries and incentive compensation for officers of the Company and other members of senior management. This Committee administers compensation programs, which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Committee oversees management development and continuity programs. The Committee also reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, 401(k), profit-sharing and other benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the Committee normally asks the full Board of Directors to approve those changes. The current members of the Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Tese (chairman), Ms. Portela, Mr. Schwarz and Mr. Wallaesa. The Committee met four times in 2005.

Compensation and Management Development Committee interlocks and insider participation.  No member of the Compensation and Management Development Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2005 or was formerly an officer of the Company or any of its subsidiaries.

Participation at meetings.  During fiscal year 2005 each member of the Board of Directors participated in at least 75% of the Board of Director and committee meetings which he or she was entitled to attend, except for Ms. Portela who attended 73% of the Board of Director and Committee meetings which she was entitled to attend. The Company’s corporate governance guidelines state that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the previous year’s Annual Meeting of Stockholders.

Compensation of directors.  Directors who are employees of the Company (currently Mr. Kucera and Mr. Shea) receive no fees for Board and committee service. Except as described below with respect to Mr. Crosetto, each non-employee director receives an $85,000 annual retainer payable in quarterly installments following each fiscal quarter. The Presiding Director receives an additional annual retainer of $25,000 payable in quarterly installments following each fiscal quarter. Non-employee members of the Audit Committee receive an additional retainer of $10,000 per year, or $20,000 in the case of the chairman of that committee. Non-employee members of the Executive Committee receive an additional retainer of $8,000 per year, or $16,000 in the case of the chairman of that committee. The members of the Nominating and Corporate Governance Committee as well as the non-employee members of the Compensation and Management Development Committee receive an additional retainer of $5,000 per year, or $10,000 in the case of the chairman of the committee. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

In connection with Mr. Crosetto’s retirement as an executive of the Company in 2003, the Company signed a two-year consulting agreement with Mr. Crosetto. The consulting agreement was renewed in 2005 for one year ending December 31, 2006. Pursuant to the renewed consulting agreement, Mr. Crosetto continues as a member of the Board and provides the Company and its affiliates with assistance in sales and marketing and with certain other projects. In consideration of these services and non-competition provisions, Mr. Crosetto receives $255,000 in annual consulting fees and reimbursement for reasonable business-related expenses. The consulting agreement also provides that the consulting fees are in lieu of Board retainers and fees.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least $50,000 of the annual Board of Directors retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Directors may choose either non-qualified stock options or Deferred Stock Units in place of cash, as long as they notify the Company of their choice before the year begins. For 2005, all but two directors made voluntary deferrals of some or all of their compensation. The Stock Plan for Directors governs these tax-free deferrals of compensation.

Deferred Stock Units represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. They earn the equivalent of the Company’s cash dividends, which we invest in more Deferred Stock Units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board of Directors and committee compensation that a director voluntarily defers, but not that portion of the annual Board of Directors retainer which he or she must defer. The fair market value of the Company’s Common Stock based on the average of high and low stock prices on the day before and the two days following the quarterly earnings call with investors is the value the Company uses in converting Board of Directors compensation for retainer payments or attendance fees earned during a calendar quarter into Deferred Stock Units. When a non-employee director retires from the Board of Directors, the Company will issue him or her shares from the corporate treasury equal in number to the Deferred Stock Units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

A director may choose to convert Board of Director compensation into stock options, rather than receiving it as cash or Deferred Stock Units. In that case, the fair market value of the Company’s common stock based on the average of high and low stock prices on the day before and the two days following the quarterly earnings call with investors will determine the value for the conversion. The dollar figure to which the Company applies this conversion value will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for the difference in the value of a stock option and a Deferred Stock Unit. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options, subject to a one year vesting requirement, become exercisable on the first anniversary of the formal grant, and expire on the tenth anniversary. If the director exercises his or her options by paying the fixed exercise price, the Company will issue the resulting shares of Common Stock.

As a further measure to increase equity participation by the Board of Directors and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board of Directors receives an award of Deferred Stock Units equivalent in market value to $30,000 for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires from Board service.

The Company has stock ownership guidelines that are designed to increase linkage between shareholders and non-employee directors, as well as senior executives, through an expected level of ownership and retention of stock within five years. Shares credited toward meeting the ownership guidelines include all shares of Common Stock owned outright and Deferred Stock Units and exclude stock option grants.

In December 2005, each director other than Mr. Crosetto, received a non-qualified stock option grant of 5,000 shares allowing the director to purchase shares of Common Stock at the market value on the date of grant. The 2005 stock options will fully vest on the first anniversary of the grant date, or earlier upon death or disability, and have a ten-year expiration period. If a director terminates service due to death, disability or retirement, these options will be exercisable for one year after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also reimburses reasonable travel expenses, which its directors incur in attending Board of Directors and committee meetings and fees and expenses in connection with director continuing education.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting practices, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer and its Director of Internal Audit, other Company executives, including its General Counsel, and its independent registered public accountants, KPMG LLP (the “auditors”). Company management has primary responsibility for the financial statements, internal control over financial reporting, and for the Company’s compliance with legal and regulatory requirements. The auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States, and annually auditing management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting (commencing with the year ended December 31, 2004). It is the Committee’s responsibility to monitor and oversee the performance of these responsibilities and to report to the full Board of Directors.

Our Board of Directors has determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and the Company’s corporate governance standards. In addition, our Board of Directors has determined that Douglas B. Fox, Stephen V. Murphy, Wendell M. Smith, and Richard R. West are “audit committee financial experts,” as defined by Securities and Exchange Commission rules.

The Committee reviewed and discussed the audited financial statements for fiscal 2005 with the Company’s auditors, with management, and with the entire Board of Directors. The Committee also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended). In addition, the Committee has received from the auditors the letter and written disclosures respecting fiscal 2005, which are required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with them their independence from the Company and its management. Furthermore, the Committee considered and determined that the auditors’ non-audit services to the Company were consistent with the guidelines established to ensure auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2005 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders.

Douglas B. Fox, Chairman
Stephen V. Murphy
Wendell M. Smith
Lisa A. Stanley
Richard R. West

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee, who is an independent director, has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors if the fees for the service are estimated to be less than $50,000, unless the cumulative amount of fees for previously approved services exceeds 30% of the projected annual audit service fees, in which case pre-approval by the entire Audit Committee is required. Each quarter, the Audit Committee reviews the services provided by the independent auditor during the previous quarter as well as the services that were pre-approved by the Chairman of the Audit Committee during the quarter. All services provided by the Company’s independent auditor in 2005 and 2004 were pre-approved by the Audit Committee or its chairman in accordance with the Company’s policy.

AUDIT SERVICES AND FEES

The professional services provided by KPMG LLP and the aggregate fees for those services rendered during the years ended December 31, 2005 and 2004 were as follows:

Audit Fees.  The aggregate fees billed for audit services for the years ended December 31, 2005 and 2004 were $2,640,580 and $3,099,677, respectively. Audit services include the audit of the financial statements included in the Company’s annual reports on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries, and services normally provided by the independent auditor in connection with statutory and regulatory filings.

Audit-Related Fees.  The aggregate fees billed for audit-related services in the years ended December 31, 2005 and 2004 were $1,815,551 and $268,889, respectively. Audit-related services include the audits and other services related to the sale of Bowne Global Solutions, audits of the financial statements of the Company’s employee benefit plans, due diligence related to acquisition candidates and consultations concerning financial accounting and reporting standards.

Tax Fees.  The aggregate fees billed for tax compliance services in the years ended December 31, 2005 and 2004 were $172,116 and $503,131, respectively. Tax compliance services include the preparation and review of the Company’s domestic and international tax returns and assistance with tax audits. The aggregate fees billed for tax consulting and advisory services in the years ended December 31, 2005 and 2004 were $54,919 and $262,118, respectively. Tax consulting and advisory services include advice and planning related to state, local and foreign taxes.

All Other Fees.  There were no other services performed by KPMG LLP during the years ended December 31, 2005 and 2004 that were not included in the first three categories above.

Comparison of five-year cumulative total return

The following graph shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also shows two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index,” respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated the yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on December 31, 2000. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on December 31, 2000 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on December 31, 2000 and the price per share at the end of each later fiscal year.

Company/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
BOWNE & CO INC	100	123.49	117.37	135.54	164.90	152.81
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 DIVERSIFIED COMMERCIAL & PROFESSIONAL SERVICES	100	136.34	108.85	165.45	171.31	151.68

Ownership of the common stock

Securities ownership of certain beneficial owners.  The Company does not know of any individual who is the beneficial owner of more than 5% of the Company’s Common Stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed for each such firm with the Securities and Exchange Commission before the record date for the Annual Meeting.

		Amount of		Nature of
		beneficial	Percent of	beneficial
Stockholder	Address	ownership	outstanding	ownership
Pzena Investment Management, LLC(1)	120 West 45th Street New York, NY 10036	3,221,025(1)	10.1%	sole voting and dispositive power
Dimensional Fund Advisors Inc.(2)	1299 Ocean Avenue Santa Monica, CA 90401	3,086,152(2)	9.7%	sole voting and dispositive power
Hotchkis & Wiley Capital Management, LLC(3)	725 South Figueroa Street Los Angeles, CA 90017	2,973,600(3)	9.4%	sole voting and dispositive power
Wellington Management Company, LLP(4)	75 State Street Boston, MA 02109	1,772,200(4)	5.6%	shared voting and dispositive power
Goldman, Sachs & Co.(5)	85 Broad Street New York, NY 10004	1,722,309(5)	5.4%	shared voting and dispositive power

Notes:

(1) Pzena Investment Management, LLC (“Pzena”) is an investment advisor. The clients of Pzena have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s Common Stock.

(2) Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager of certain funds. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s Common Stock owned by such funds.

(3) Hotchkis & Wiley Capital Management, LLC (“Hotchkis”) is an investment advisor. The clients of Hotchkis have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s Common Stock.

(4) Wellington Management Company, LLP (“Wellington”) is an investment advisor. The clients of

Wellington have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s Common Stock.

(5) Goldman, Sachs & Co. is an investment bank. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s Common Stock owned by it and its affiliates.

Stock ownership of management.  The following table shows the number of beneficial owners of the Company’s common stock for each member of the Board of Directors, including the four current nominees for election to the Board, as of the record date for the Annual Meeting. The table also shows the beneficial ownership of the Company’s Chief Executive Officer, the four other most highly compensated senior executives on the record date, including Mr. Swanson’s whose active employment with the Company terminated in January 2006, and Mr. Williams who retired in July 2005, as well as the aggregate number of shares owned beneficially, as a group, by 21 directors and corporate officers including the Chief Executive Officer, the four other most highly compensated senior executives, including Mr. Swanson’s whose active employment with the Company terminated in January 2006, and Mr. Williams who retired in July 2005. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within 60 days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table beneficially owned more than 1% of the common stock outstanding on the record date. The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 7.5% of the common stock outstanding on the record date.

Stock ownership of management
	Number of shares
	and nature of
Name or group	beneficial ownership(1)
C. Cody Colquitt	183,674	(2)
Carl J. Crosetto	311,124	(3)
Susan W. Cummiskey	231,179	(4)
Douglas B. Fox	52,684	(5)
Philip E. Kucera	297,417	(6)
Stephen V. Murphy	2,877	(7)
Gloria M. Portela	43,817	(8)
H. Marshall Schwarz	117,038	(9)
David J. Shea	247,513	(10)
Wendell M. Smith	46,952	(11)
Lisa A. Stanley	233,768	(12)
Kenneth Swanson	60,439	(13)
Vincent Tese	102,430	(14)
Harry Wallaesa	79,622	(15)
Richard R. West	124,369	(16)
L. Andy Williams	80,410	(17)
All directors and corporate officers as a group	2,372,640	(18)

Notes:

(1) The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of ownership:

•	Shares of Common Stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

•	Shares owned indirectly through the Bowne Stock Fund in the 401(k) Savings Plan, determined from the latest quarterly calculation of account balances under that plan, and

•	Restricted Stock awarded to individual executives under the 1999 Incentive Compensation Plan.

The table assumes that all Restricted Stock is vested or will become vested within 60 days after the record date and includes additional shares of Restricted Stock earned as the equivalent of dividends through the Record Date.

•	Deferred Stock Units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	Deferred Stock Units credited to individual non-employee directors under the Stock Plan for Directors or the 1999 Incentive Compensation Plan, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of the Stock Plan for Directors, as well as units resulting from the one-time award made to each director elected after the Stock Plan for Directors went into effect in 1997.

The table assumes that all Deferred Stock Units are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on Deferred Stock Units through the record date have been reinvested in additional shares.

(2) Includes 4,404 shares owned, options to purchase 145,700 shares, 24,934 Deferred Stock Units, 6,812 shares of Restricted Stock and 1,824 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(3) Includes 48,624 shares owned and options to purchase 262,500 shares.

(4) Includes 2,178 shares owned, options to purchase 196,550 shares, 24,786 Deferred Stock Units, 6,667 shares of Restricted Stock and 998 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(5) Includes options to purchase 37,572 shares and 15,112 Deferred Stock Units under the Stock Plan for Directors.

(6) Includes 13,496 shares owned, options to purchase 198,550 shares, 27,919 Deferred Stock Units, and 57,452 shares of Restricted Stock.

(7) Includes 2,877 Deferred Stock Units under the Stock Plan for Directors.

(8) Includes options to purchase 22,129 shares and 21,688 Deferred Stock Units under the Stock Plan for Directors.

(9) Includes 5,000 shares owned, options to purchase 75,020 shares, and 37,018 Deferred Stock Units under the Stock Plan for Directors.

(10) Includes 5,512 shares owned, options to purchase 173,850 shares, 12,038 shares of Restricted Stock, and 56,113 Deferred Stock Units.

(11) Includes 200 shares owned indirectly, 35,304 options to purchase shares, and 11,448 Deferred Stock Units under the Stock Plan for Directors.

(12) Includes 190,022 shares owned, 21,500 options to purchase shares, and 22,246 Deferred Stock Units under the Stock Plan for Directors.

(13) Includes 16,000 options to purchase shares, 3,413 shares of Restricted

Stock, 38,859 Deferred Stock Units, and 2,167 in the Bowne Stock Fund in the 401(k) Savings Plan.

(14) Includes options to purchase 80,786 shares and 21,644 Deferred Stock Units under the Stock Plan for Directors.

(15) Includes 1,500 shares owned, 52,598 options to purchase shares, and 25,524 Deferred Stock Units under the Stock Plan for Directors.

(16) Includes 42,000 shares owned, 46,819 options to purchase shares, and 35,550 Deferred Stock Units under the Stock Plan for Directors.

(17) Includes 26,500 options to purchase shares and 53,910 Deferred Stock Units.

(18) This group consists of 20 individuals. The shares reported in the table for the group include 30 shares owned by one corporate officer not named in the table, 12,000 shares of Restricted Stock for two corporate officers not named in the table, together with options to purchase 195,150 shares, 24,225 Deferred Stock Units, and 6,332 shares held in the Bowne Stock Fund of the 401(k) Savings Plan for the benefit of five corporate officers not named in the table. The shares reported in the table exclude 26,500 options to purchase shares and 53,910 Deferred Stock Units owned by Mr. Williams who retired in July 2005.

Report on executive compensation by the Compensation and Management Development Committee

Compensation and Management Development Committee.  The Compensation and Management Development Committee (“Committee”) operates pursuant to a Charter, which was previously approved by the Board of Directors (“Board”). The Charter complies with the New York Stock Exchange and Sarbanes-Oxley requirements. The Charter sets forth the authority and responsibilities of the Committee that are further described below and which in general are a statement of the principles and practices that the Committee maintained in the past. The Charter can be found at the Company’s Internet site: www.bowne.com.

The Committee is comprised of four directors all of whom have been determined by the Board to be “independent” directors within the meaning of the NYSE listing standards and none of whom has any interlocking relationship with the Company. The purpose of the Committee is to assist the Board in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. Our decisions are subject to approval of the Board, except for those decisions relating to the Chief Executive Officer and President, which are subject to the approval of the independent members of the Board. The Committee reviews all material components of compensation paid to the Company’s senior executives and major business unit managers including base salary, incentive plans and stock-based programs. A substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance because we firmly believe that aligning each executive’s interest with those of our shareholders best serves both the immediate and the long-range benefits of the stockholders and the Company.

In addition, the Committee periodically reviews and considers modifications to the Company’s compensation and benefit plans and programs, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies. On an annual basis, the Committee reviews the Company’s succession planning and management development initiatives through the Company’s Management Continuity System.

The Committee met in December 2004, primarily to set salary and incentive levels for 2005 and to make stock option grant recommendations. The Committee met in March 2005 to determine incentive awards for 2004 performance and to make recommendations regarding revisions to the Long-Term Incentive Plan’s financial targets for 2005; in May 2005 to approve the Long Term Incentive Plan targets and review the compensation of the non-employee directors; in September 2005 to review the Company’s Management Continuity System and succession plans, to discuss compensation philosophy and to review the guidelines which give direction to our independent executive compensation consultants; in December 2005 primarily to set salary and incentive levels for 2006 and to make stock option grant recommendations and in March 2006 to determine incentive awards for 2005 performance and to make recommendations regarding replacement of the Long-Term Incentive Plan and the Deferred Award Plan with a redesigned Long-Term Equity Incentive Plan. The Board or the independent members of the Board as appropriate or required approved all of the Committee’s actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement. This year we took 10 key employees under our direct review, including the Chief Executive Officer and the other individuals named in the summary compensation table in the Proxy Statement.

Compensation Benchmark Study and General Methodology.  The Committee engaged our independent executive compensation consulting firm to provide the Committee with comparable market data for total compensation and each significant component of compensation. The Committee meets with the independent executive compensation consulting firm to discuss the compensation study, the relative market position of the individual executives, the compensation of the Chief Executive Officer, President and the other executives, and recommendations made by the Company. The compensation study is based on confidential, non-public information that the consulting firm gathers, as well as on published data concerning salaries, incentive awards and stock options at peer companies. The peer companies selected are not always identical to the peer group represented by the index referred to in the Proxy Statement under the heading “Comparison of five-year cumulative return”.

Although the review includes peer companies generally viewed as comparable in size and industry, we also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires that compensation must be competitive with employers across a wide spectrum of industries which may not necessarily be peers of the Company. Therefore in evaluating all components of total compensation, the Committee also considers factors other than peer company information. We take into account the Company’s overall financial performance as well as the performance of its individual business units. We consult published data on professional compensation generally and we factor in our own subjective perception of the contributions each individual under review made to the Company during the year and, in the case of managers of specific business units, the individual’s contributions to their business units.

Finally, the Committee applies long-standing Company policies, which are designed to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value. The Committee’s objective is to maintain base salary and total compensation levels consistent with the Company’s leadership position in several highly specialized business areas. Generally, the total compensation for each executive under our review is targeted between the 50th to 75th percentiles of the comparable market. Because total compensation includes base salary, annual incentive award, long-term incentive, restricted stock and stock options, we assess the combined value of these components, and determine the respective amounts of the components, with the aim that the sum of the components (at target levels) will place total targeted compensation in the desired range.

2005 Compensation.  The compensation we reviewed for each executive for fiscal 2005 was an aggregate of: annual base salary determined before the year began; an annual incentive award and a long-term incentive award, both of which are payable in the form of cash or deferred stock equivalents, or both; restricted stock and stock options. With the exception of the Chief Executive Officer, all individual compensation considerations began with proposals made by the Chief Executive Officer, and took into account advice from our independent executive compensation consulting firm and from the Company’s own human resources professionals. All final recommendations were made by the Committee and approved by the Board of Directors or the independent members of the Board as appropriate or required.

2005 Base Salaries.  For 2005, we approved base salary increases averaging 2.9% (the range of increases was 0% to 8.9%) based on the evaluation of each executive under our review. Mr. Kucera and Mr. Shea both received increases at the time of their promotion in 2004 to Chief Executive Officer and President, respectively, and therefore neither received a merit increase January 1, 2005. Mr. Kucera’s salary also was not adjusted in connection with his subsequent appointment as Chairman of the Board in May 2005. The merit increase pool for all Bowne employees was 3% with an additional one half of 1% for salary adjustments.

2005 Annual Incentive Plan (“AIP”).  In December 2004, the Committee approved an amendment to the formula used to determine the financial goals for the executives under our review and other corporate employees (approximately 45 individuals) beginning with the AIP awards payable for performance year 2004 and for future years. The financial factor is determined using the weighted average of each business unit adjusted for that business unit’s actual attainment of its EBITA target. Under this method, the corporate employees’ AIP awards reflect the performance of each business unit in proportion to the size and impact of each business unit on the Company.

Consistent with our compensation practice, the AIP award recommendations for 2005 performance were reviewed and approved at the March 2006 Committee meeting. All of the senior executives under the Committee’s review received a portion of their AIP based on the attainment of their business unit’s financial goals and individual performance measures. The individual business units achieved between 23% and 63% of their financial thresholds.

2004 Long-Term Performance Plan (“LTPP”).  The LTPP in combination with the Deferred Award Plan (“DAP”) encourages and rewards improvements in targeted measures of long-term performance. The Committee determined at its March 2006 meeting that no LTPP awards were payable for 2005 since the Company did not meet the plan targets for the performance cycle ending December 31, 2005.

The Committee further decided to terminate the LTPP and DAP and replace them with a redesigned Long-Term Equity Incentive Plan (“LTEIP”) that more closely links the awards with the Company’s three-year strategic plan, provides individual awards at competitive levels with the market and is aligned with the recent changes in accounting standards for stock-based incentives. Approximately 18 officers and key executives will participate in the LTEIP. Participants will be granted restricted stock units (RSUs) at a target level which is based on the participant’s position and the competitive market. The approximate number of RSUs which would be granted at target for the three-year performance cycle is 500,000. The actual amount of RSUs earned will be based on the level of performance achieved relative to established goals for the three-year performance cycle beginning 2006 and ending in 2008 and range from 0% to 200% of the target RSUs granted. The performance goal is based on the average return on invested capital (“ROIC”) for the three-year performance cycle. To provide additional incentive, the LTEIP provides for accelerated payout if the maximum average ROIC performance target is attained within the initial two years of the 3-year performance cycle. The LTEIP was approved by the Board of Directors at its meeting on March 9, 2006. The LTEIP will become effective retroactive to January 1, 2006 upon shareholder approval of Proposal Two at the Annual Meeting of Stockholders in May 2006.

2006 Restricted Stock and Stock Options.  In December 2005, the Committee recommended that the Board award grants of restricted stock and options for the purchase of the Company’s common stock to the executives under its review, including the Chief Executive Officer and the President. The Chief Executive Officer was granted 30,000 shares of restricted stock. The independent members of the Board approved this recommendation. Three other officers received grants of restricted stock ranging from 5,000 to 10,000 shares. The Chief Executive Officer did not receive a grant of additional options to purchase shares of the Company’s common stock. The President received a grant to purchase 100,000 shares of common stock. The independent members of the Board approved this recommendation. Two of the other executives named in the summary compensation table of the Proxy Statement did receive options to purchase shares. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. Initially, the Chief Executive Officer suggests specific numbers of restricted shares or options for the executives under our review other than himself, based in each case on the individual’s personal achievements, as well as the Chief Executive Officer’s opinion of that individual’s opportunity for contribution to the overall performance of the Company. The Committee reviews the recommended grants and establishes a specific number of shares for the Chief Executive Officer and the President. The independent members of the Board approved these recommendations. The Committee granted options at the median level of established guidelines for each employment position.

The options granted in 2005 to individuals named in the summary compensation table of the Proxy Statement will become exercisable in installments over a four-year period following the grant, thus helping to secure continued

service from the grantees. The options are exercisable within seven years. Options that are not exercised within the seven-year period are forfeited. Options granted to the executives named in the summary compensation table represent 54.5% of all options granted to employees in 2005. In determining the amount of options granted as a component of total compensation, we consider the cash value of options under accepted valuation methodologies.

The Committee, upon advice of its independent executive compensation consultants, discontinued the practice of allowing employees who retire after age 55 with 5 years of service to continue to vest in any stock options that were not vested as of their retirement date.

The Committee had established a pool of 100,000 shares to be available to grant stock options to new hires and promoted employees provided the individual option grants are made within the established guidelines for the employment position and do not exceed stock option grants of 20,000 shares per employee. In 2005, 77,500 shares of the pool of 100,000 were granted. In December 2005, the Committee voted to restore the pool to 100,000 shares for 2006.

Stock Ownership Guidelines.  The Company has stock ownership guidelines for senior executives which were recommended by the Committee and approved by the Board, and became effective January 1, 2004. The objective of the stock ownership guidelines is to create a linkage between shareholders and senior executives and non-employee Directors through an expected level of ownership and retention of stock. Directors and key executives (including the Chief Executive Officer, the President and Chief Operating Officer and the senior executives whose compensation is subject to Committee review) each have a targeted number of shares that they are expected to own. The Directors and key executives will have five years to meet the stock ownership guidelines. Shares credited toward meeting the ownership guidelines include all shares owned outright, DSUs, restricted shares, and shares held in the benefit plans on behalf of the executive. Stock options grants are not included in satisfying the ownership guidelines. Provided the ownership guidelines are met, the director or executive will have more flexibility to sell stock or exercise stock options.

Other Benefits.  The Committee believes that a variety of other employment benefits must be also maintained in order to be competitive in attracting and retaining talented executives. Among the more important are: retirement benefits provided under our 401(k) Savings Plan, the Pension Plan, and the Supplemental Executive Retirement Plan; severance benefits provided under the Termination Protection Agreements; and, the components of executive incentive compensation in the form of DSUs, RSUs, stock options and restricted stock, as described in the Proxy Statement.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code does not allow the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation is “performance-based” and certain material terms have been approved by the shareholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of the compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board have maintained flexibility to enter into arrangements, which may result in non-deductible compensation to the senior executives of the Company.

The undersigned, being all the members of the Compensation and Management Development Committee, submit this report to the Company’s shareholders.

Vincent Tese, Chairman
Gloria M. Portela
H. Marshall Schwarz
Harry Wallaesa

Executive Compensation

Summary compensation table		Annual Compensation		Long-Term Compensation
				Restricted	No. of shares	Deferred	Long-term
				stock	underlying	stock	incentive	All Other
Name and principal position(1)	Year	Salary(1)	Bonus(1)	awards(2)	options(3)	awards(4)	payouts(5)	Compensation(6)
Philip E. Kucera	2005	$450,000	$340,200	$436,800	0	$5,614	$0	$118,375
Chairman and	2004	$380,361	$265,174	$582,800	75,000	$5,399	$73,986	$31,148
Chief Executive Officer	2003	$274,400	$0	$0	23,000	$5,109	$40,200	$24,152
David J. Shea	2005	$400,000	$300,000	$0	100,000	$11,745	$0	$117,885
President and	2004	$338,461	$166,488	$291,400	75,000	$45,885	$29,109	$26,422
Chief Operating Officer	2003	$269,100	$0	$0	26,000	$42,947	$27,482	$30,220
C. Cody Colquitt	2005	$330,000	$125,000	$0	23,000	$5,039	$0	$66,552
Senior Vice President and	2004	$308,000	$141,280	$154,000	26,000	$44,929	$0	$23,151
Chief Financial Officer	2003	$280,000	$0	$0	26,000	$52,449	$0	$43,582
Kenneth Swanson	2005	$303,881	$122,593	$76,300	0	$8,407	$0	$24,951
Senior Vice President,	2004	$290,786	$168,894	$0	26,000	$8,010	$48,875	$25,499
Operations	2003	$274,300	$57,055	$0	26,000	$49,318	$0	$20,865
Susan W. Cummiskey	2005	$267,300	$101,039	$145,600	23,000	$5,168	$0	$54,742
Senior Vice President,	2004	$267,930	$118,482	$0	23,000	$21,917	$14,207	$15,487
Human Resources	2003	$248,174	$0	$0	23,000	$4,634	$36,391	$14,461
L. Andy Williams	2005	$160,027	$84,704	$0	0	$13,941	$0	$535,623
President,	2004	$294,759	$234,287	$0	26,000	$14,359	$50,909	$18,059
Financial Print	2003	$274,275	$87,011	$0	20,000	$13,827	$39,660	$12,159

Notes:

(1) Salary and bonus.  The individuals named in the table include the five most highly compensated executives of the Company in 2005, including Mr. Swanson whose active employment with the Company terminated in January 2006, and Mr. Williams who retired in July 2005. The column headed “Salary” shows annual base salaries, and the column headed “Bonus” shows cash payments under the Company’s annual incentive program related to performance in 2005. The Compensation and Management Development Committee of the Board of Directors fixed the base salaries before the year began and awarded the incentives after the year ended within ranges of incentive potential previously established. The Committee linked a substantial part of each incentive award to the Company’s financial performance for 2005 and the balance to the achievement of specific strategic objectives established with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation and Management Development Committee” at pages 29-32 of this booklet.

(2) The following table shows the number of shares of Restricted Stock awarded to named executive officers in 2005 and the number and value of shares of Restricted Stock remaining subject to a risk of forfeiture at December 31, 2005:

			Shares of
			Restricted Stock	Total Unvested Shares of
	Restricted Stock	Per Share	Acquired By	Restricted Stock at
	Awarded in	Value at	Reinvestment of	December 31, 2005
Name	2005	Grant Date	Dividends in 2005	Number	Value

Mr. Kucera	30,000	$14.56	634	57,301	$852,639
Mr. Shea	0	0	306	11,973	$178,158
Mr. Colquitt	0	0	120	6,787	$100,991
Mr. Swanson	5,000	15.26	60	5,060	$75,293
Ms. Cummiskey	10,000	14.56	0	6,667	$99,205
Mr. Williams	0	0	0	0	$0

Restricted Stock awarded in 2005 is subject to a risk of forfeiture upon termination of employment in certain circumstances until the award becomes vested. On December 15, 2005, Mr. Kucera received a grant of Restricted Stock equal to 30,000 shares, which will vest on December 31, 2006. On January 18, 2005, Mr. Swanson received a grant of Restricted Stock equal to 5,000 shares, which would have vested in three equal increments on each of the three anniversaries of the date of grant. Mr. Swanson terminated active employment with the Company in January 2006 prior to vesting of any of his Restricted Stock Award. On December 15, 2005, Ms. Cummiskey received a grant of 10,000 shares of Restricted Stock, which vests in three equal increments the first of which vested on the date of grant and the remaining two increments will vest on each of the two anniversaries of the date of grant.

In addition to the Restricted Stock awarded in 2005, the Company awarded Restricted Stock to certain named executive officers in 2004. Restricted Stock awarded in 2004 is subject to a risk of forfeiture upon termination of employment in certain circumstances until the award becomes vested. On October 27, 2004, Mr. Kucera received a grant of Restricted Stock equal to 40,000 shares, which vests in three equal increments on each of the three anniversaries of the date of grant. On October 27, 2004, Mr. Shea received a grant of Restricted Stock equal to 10,000 shares, which vests in three equal increments on each of the three anniversaries of the date of grant. Mr. Shea received an additional grant of 10,000 shares of Restricted Stock on October 27, 2004, which vests in two equal increments on the first two anniversaries of the date of grant. On December 20, 2004, Mr. Colquitt received a grant of 10,000 shares of Restricted Stock, which vests in three equal increments on the first three anniversaries of the date of grant.

The Restricted Stock generally will become vested on an accelerated basis upon a change in control of the Company or in the event of death or termination due to disability, and a pro rata portion of the Restricted Stock will vest in the event of termination by the Company without cause. Dividends are paid on shares of Restricted Stock, which are automatically reinvested in additional shares, and are subject to the same risk of forfeiture and vesting terms and receive dividends on the same terms as the original shares of Restricted Stock. The Per Share Value at Grant Date is equal to the closing stock price on the date of the grant. The Total Value of Unvested Shares of Restricted Stock at December 31, 2005 is determined by applying a per-share price equal to the closing price of the stock on the last trading day of 2005, which was $14.88.

(3) Stock options.  The Compensation and Management Development Committee granted these options under qualified stock option plans, which were approved by the Company’s stockholders and which meet regulatory requirements.

(4) Deferred stock awards.  The table shows the cash value of Deferred Stock Units awarded to the named individuals with respect to 2005 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on pages 38-39 of this booklet. We calculated the cash value using either the average fair market value of the common stock for the last five trading days of 2005, or, in the case of imputed dividends payable on the stock, the fair market value on the relevant dividend payment date.

(5) Long-term incentive payouts.  For details, see the table called “Deferred stock unit — Awards in last fiscal year” and the note to that table on pages 38-39 of this booklet.

(6) All other compensation.  This column includes the following payments:

•	401(k) Savings Plan. This is a defined contribution plan for eligible employees that meets regulatory requirements. The Company makes matching contributions to the account of the employee based on the percent of annual compensation (as defined under the Plan) that the employee elects to contribute. The Company matches 100% of the first 3%, and 50% of the next 2% of annual compensation that the employee contributes on a pre-tax basis. Account balances under the Plan are not taxable until the Company distributes benefits at retirement or when employment terminates. For 2005, each of the executives named in the above table received a Company matching contribution of $8,400.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Security Act of 1974 on the contributions under the 401(k) Savings Plan. For 2005, the executives named in the above table received Deferred Stock Units under the Plan in the following amounts: Mr. Kucera — $28,290; Mr. Shea — $19,963; Mr. Williams — $0; Mr. Colquitt — $14,632; Mr. Swanson — $0 and Ms. Cummiskey — $9,844.

•	Company Match. For 2005, there were no DSUs awarded to the executives named in the above table related to the 20% match under the Long-Term Performance Plan or the Deferred Award Plan.

•	Special Awards. The Board approved a one-time retention award for the executives named in the above table equal to the executive’s target Annual Incentive Plan (AIP) award less the amount of the actual AIP award paid in March 2005. The retention award was paid July 15, 2005 and will not be included in the definition of compensation for determining benefits under the Supplemental Executive Retirement Plan or any other benefit plans. The retention payments are as follows: Mr. Kucera — $81,685; Mr. Shea — $89,522; Mr. Colquitt — $43,520; Mr. Swanson — $16,551; Ms. Cummiskey — $36,498 and Mr. Williams — $27,223. Mr. Williams received a special award in connection with his promotion to President, Financial Print in the amount of $500,000 payable in two equal installments, on January 1, 2005 and on January 1, 2006, respectively. The entire amount is included in the column headed “All Other Compensation.”

	Number of shares
Option grants in last	underlying	Percentage of total
fiscal year	options	options granted	Exercise price		Grant date
Name	granted(1)	in the year	per share	Expiration date	present value(2)
Mr. Kucera	0	0.0%	N/A	N/A	$0
Mr. Shea	100,000	37.3%	$14.675	December 14, 2012	$404,000
Mr. Colquitt	23,000	8.6%	$14.775	December 19, 2012	$92,920
Mr. Swanson	0	0.0%	N/A	N/A	$0
Ms. Cummiskey	23,000	8.6%	$14.675	December 14, 2012	$92,920
Mr. Williams	0	0.0%	N/A	N/A	$0

Notes:

(1) The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders, which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may purchase by applying guidelines established in earlier years.

The Committee set the vesting schedule and the other terms of the 2005 options on the grant date. A corporate officer may exercise 25% of the grant on the first anniversary of the grant; 25% on the second anniversary of the grant date; 25% on the third anniversary of the grant date; and 25% on the fourth anniversary of the grant date. Each option will expire on the seventh anniversary of the grant date or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The options of an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested.

The Board or the Committee has discretion to accelerate the exercisability of any options. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2) We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 32.8% based on a weighted average of monthly closing prices over the three-year period preceding the grant date

•	The current risk-free rate of return on U.S. Treasury Bills is approximately 4.4%

•	The annual dividend yield of the stock is 1.5%

•	The expected time of exercise is five years

We did not adjust the present values to reflect the non-transferability of options but discounted the values 12.5% for risk of forfeiture based on the vesting schedule of the grants. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

Aggregated option exercises	Shares		Securities underlying		Value of unexercised
in last fiscal year and	acquired		unexercised options		in-the-money options
year-end option values	on	Value	at fiscal year-end		at fiscal year-end(3)
Name	exercise(1)	realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable
Mr. Kucera	0	$0	179,800	0	$544,994	$0
Mr. Shea	0	$0	137,100	100,000	$458,681	$20,500
Mr. Colquitt	0	$0	136,200	23,000	$362,036	$2,415
Mr. Swanson	0	$0	129,000	0	$276,131	$0
Ms. Cummiskey	0	$0	174,800	23,000	$541,219	$4,715
Mr. Williams	25,000	$44,871	62,000	0	$131,200	$0

Notes:

(1) Mr. Williams, who retired in July 2005, exercised options during 2005.

(2) The table reflects no value for options that were “under water” on the last trading day of 2005, which means that they were exercisable on that date at prices higher than the market value of the common stock.

(3) The market value of the common stock was determined using the average of the high and low price per share on December 30, 2005, which was $14.88 per share.

Securities authorized for issuance under equity compensation plans

The following table summarizes the number of securities to be issued upon exercise of outstanding options and conversion of Deferred Stock Units into shares of Common Stock, and the number of securities remaining available for future issuance under the Company’s plans:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise/Conversion	Outstanding Options	for Future Issuance
Plans approved by stockholders:
Stock options	2,950,478	$14.03	908,854
Restricted stock	98,688	N/A	173,000
Plans not approved by stockholders:
Stock options	1,103,000	$12.32	129,044
Deferred stock units	797,609	N/A	0

Total	4,949,775		1,210,898

Deferred stock units—awards in the last fiscal year	Deferred Stock
Name:	Units awarded
Mr. Kucera	2,284
Mr. Shea	2,161
Mr. Colquitt	1,332
Mr. Swanson	593
Ms. Cummiskey	1,022
Mr. Williams	990

Note:

Deferred Stock Units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These Deferred Stock Units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on pages 18-20 of this booklet under the heading “Compensation of directors.” The Compensation Committee awarded the Deferred Stock Units shown in this table under two plans described below. The cash values of Deferred Stock Units awarded to the Chief Executive Officer and the four most highly compensated executives under these two plans, including Mr. Swanson’s whose active employment with the Company terminated in January 2006, and Mr. Williams who retired in July 2005 also appear in the summary compensation table on page 33 of this booklet as “Deferred stock awards,” and any amounts paid in cash under the same plans appear there as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in Deferred Stock Units, but he or she must take Deferred Stock Units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral. Beginning in 2006, the Long-Term Equity Incentive Plan replaces the Long-Term Performance Plan and Deferred Award Plan. See “Report on executive compensation by the Compensation and Management Development Committee” at pages 29-32 of this booklet.

For 2005, the Long-Term Performance Plan goals are tied to the budgeted three-year average Return on Invested Capital utilizing Average Net Operating Profit Less Adjusted Taxes.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of Deferred Stock Units. First, under the Company’s annual incentive plan, any amount earned in excess of the target incentive award must be paid in the form of Deferred Stock Units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive Deferred Stock Units equivalent in value to 120% of the portion of his or her incentive award which is subject to deferral. Third, if a contribution the Company makes under the 401(k) Savings Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into Deferred Stock Units. In the latter case the Company’s Excess ERISA Plan described on page 35 of this booklet provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000
Mr. Kucera	$150,000	$250,000	$350,000	$450,000	$500,000
Mr. Shea	$150,000	$250,000	$350,000	$450,000	$500,000
Mr. Colquitt	$150,000	$250,000	$350,000	$450,000	$500,000
Mr. Swanson	$150,000	$250,000	$350,000	$450,000	$500,000
Ms. Cummiskey	$150,000	$250,000	$350,000	$450,000	$500,000
Mr. Williams	$150,000	$250,000	$350,000	$450,000	$500,000

Note:

Each individual named in the table participates in the Company’s Pension Plan, as do many other employees of the Company. They also participate in a Supplemental Executive Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below as of December 31, 2005, do not appear in the summary compensation table on page 33 of this booklet.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five years of highest cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest-paid consecutive months during the final ten years of service. Mr. Williams received $716,182 in February 2006, the first of three equal annual installments. The principal amount of the remaining two installments will be increased by 4.75%, the 30-year U.S. Treasury Rate in effect on his retirement date.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Kucera 100% today; Mr. Shea 65% in 2010; Mr. Swanson 65% in 2011; Mr. Colquitt 65% in 2016 and Ms. Cummiskey 65% in 2008. Mr. Swanson terminated active employment with the Company in January 2006 and will be entitled to 65% of his full benefit in 2011. Mr. Williams retired from the Company in July 2005 and was entitled to 75% of his full benefit. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 33 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

In connection with Mr. Williams’ retirement from the Company in July, 2005, the Company entered into a six month consulting agreement with Mr. Williams. Under this agreement, Mr. Williams provided the Company and its affiliates assistance with certain projects. In consideration of these services and non-competition provisions, Mr. Williams received $155,000 in consulting fees, reimbursement for reasonable business-related expenses and his 2005 Annual Incentive Plan and Long-Term Incentive Plan awards pro-rated through July 1, 2005, as reflected in the Summary compensation table on page 33 and the table on Deferred stock unit awards in the last fiscal year on page 38 of this booklet.

In connection with Mr. Swanson’s retirement from the Company in January, 2006, the Company and Mr. Swanson entered into a separation and release agreement. Under this agreement, provided Mr. Swanson complies with the terms of the agreement, Mr. Swanson will remain an inactive employee until August 15, 2006 and receive separation payments equal to $754,700 payable in installments through March 1, 2007 and medical, dental and vision COBRA coverage through September 1, 2007 at the same employee contribution rate as charged to an active employee.

Certain Relationships and Related Transactions

The Company has a consulting agreement with Mr. Crosetto. For more information, see “Compensation of directors” at page 19 of this booklet.

Other Information

Proposals and nominations by stockholders.  Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2007. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider these proposals for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2007 only if they reach our executive offices by December 12, 2006, as further described below.

A stockholder’s proposal must be in writing and must identify the proposer. In accordance with the Company’s By-laws, a stockholder proposal must be received by the Company not earlier than 90 days nor later than 60 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Proposals received after the time limit described above will be considered untimely. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 55 Water Street, New York, NY 10041, marked to the attention of Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2006 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  The Company believes that during fiscal year 2005 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed.

About Form 10-K.  The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by posting on the Company’s website (www.bowne.com) we have delivered to each stockholder a copy of that report for the fiscal year ended December 31, 2005. Anyone may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 55 Water Street, New York, NY 10041; or by e-mail to scott.spitzer@bowne.com.

APPENDIX A

BOWNE & CO., INC.

1999 Incentive Compensation Plan
As Amended and Restated May 25, 2006

1. Purpose.  The purpose of this 1999 Incentive Compensation Plan (the “Plan”) of Bowne & Co., Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward employees of the Company and its subsidiaries, non-employee directors of the Company, and consultants and other persons who provide substantial services to the Company or its subsidiaries, to link compensation to measures of the Company’s performance in order to provide additional stock-based and cash-based incentives to such persons for the creation of stockholder value, and to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to the terms defined in Section 1 and elsewhere in the Plan:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, based on performance in a specified fiscal year.

(b) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Restricted Stock units, Deferred Stock units, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Company’s Board of Directors.

(e) “Change in Control” and related terms have the meanings specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Compensation and Management Development Committee of the Board. The foregoing notwithstanding, the term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.

(h) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j) of the Plan.

(i) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(k) “Effective Date” means the effective date specified in Section 11(o).

(l) “Eligible Person” has the meaning specified in Section 5.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the mean between the highest and lowest sales prices reported on a composite basis for securities traded on the principal securities exchange or automated quotation system on which Stock is then traded, on the date of the determination or, if there was no trade reported for that date or the Committee so directs, on the latest date for which a trade was reported.

(o) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto.

(p) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(q) “Other Stock Based Awards” means Awards granted to a Participant under Section 6(h).

(r) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(s) “Performance Award” means a right, granted to a Participant under Section 8, to receive Awards or payments based upon performance criteria specified by the Committee.

(t) “Preexisting Plan” means the Company’s 1992 Stock Option Plan and 1997 Stock Incentive Plan.

(u) “Restricted Stock” means Stock granted to a Participant under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(v) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(w) “Stock” means the Company’s Common Stock, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c).

(x) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant) and rules and regulations for the administration of the Plan; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, and the Board otherwise may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3.

(b) Manner of Exercise of Committee Authority.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 6,450,000 plus the number of shares of Stock remaining available under the Preexisting Plan immediately prior to the Effective Date or subject to awards under the Preexisting Plan which become available in accordance with Section 4(b) after the Effective Date. No more than 1,000,000 shares may be issued in the form of Incentive Stock Options.

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. The issuance of Stock under the Plan shall be counted against the overall number of shares available for delivery under a fungible reserve approach, to wit: the issuance of a share of Stock pursuant to the exercise of an Option or SAR shall be counted as 1 share, and the issuance of a share of Stock pursuant to the grant of an Award other than an Option or SAR shall be counted as 2.25 shares. Shares of Stock subject to an Award under the Plan or an award under the Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. The foregoing provisions of this Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5. Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an executive officer of the Company, an employee of the Company or any subsidiary, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary, and any person who has been offered employment by the Company or a subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) up to his or her Annual Limit (such Annual Limit to apply separately to Awards under each subsection). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1.5 million shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c) and determined in accordance with the share counting rules specified for this purpose in Code Section 162(m). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a Performance Award under Section 8 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing payment during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $3.5 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, a Participant’s Annual Limit is used if it may be potentially earned or paid under a Performance Award, regardless of whether it is in fact earned or paid.

6. Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(ii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii) ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(c) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the Fair Market Value of one share of Stock on the date of grant, as determined by the Committee, times the number of shares of Stock for which the SAR is being exercised. The Committee shall determine the term of each SAR, provided that in no event shall the term exceed a period of ten years from the date of grant.

(ii) Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such risk of forfeiture and such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/ or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred or Restricted Stock.  The Committee is authorized to grant Deferred or Restricted Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral or restricted period, subject to Section 11(k) below and the following additional terms and conditions:

(i) Award and Restrictions.  Issuance of Stock will occur upon expiration of the deferral or restricted period specified for an Award of Deferred or Restricted Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred or Restricted Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral or restricted period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine. Deferred or Restricted Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred or Restricted Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral or restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred or Restricted Stock), all Deferred or Restricted Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) or restrictions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred or Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents.  Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred or Restricted Stock shall be either (A) paid with respect to such Deferred or Restricted Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred or Restricted Stock and the amount or value thereof automatically deemed reinvested in additional Deferred or Restricted Stock, other Awards or other investment vehicles, as the Committee shall determine; provided, however, that the Committee may permit a Participant to make elections relating to Dividend Equivalents if and to the extent that such elections will not result in the Participant being in constructive receipt of amounts otherwise intended to be subject to deferral or restriction for tax purposes.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer or non-employee director of the Company in lieu of salary, fees or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded only in connection with another Award other than Options or SARs. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based and Cash Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary; provided, however, that no substitution or exchange shall result in the reduction of the exercise price of any outstanding Option, grant price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii), 6(c)(i) and elsewhere in the Plan.

(c) Form and Timing of Payment under Awards.  Subject to Section 11(k) and the other terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, and the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Notwithstanding the preceding provisions of this Section 7(c), no Option may be settled by a cash payment on any date when the Fair Market Value of the Stock is below the exercise price of the Option.

(d) Exemptions from Section 16(b) Liability.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

8. Performance and Annual Incentive Awards.

(a) Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

(i) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and similar measures applicable to the Company as a whole), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) interest expense after taxes; (5) return on net assets, return on assets, return on investment, return on invested capital, return on total capital, or return on equity; (6) value created; (7) operating margin; (8) net income before or after taxes, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, operating earnings, or net cash provided by operations; (9) stock price or total stockholder return; (10) sales above a specified threshold or in relation to prior periods; (11) reductions in operating expenses, (12) productivity improvements, and (13) an executive’s attainment of objective and measurable strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance- based compensation” under Code Section 162(m).

(iv) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) . The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees.  The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

(i) Grant of Annual Incentive Awards.  Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that fiscal year. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) in the given performance year, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, provided that the portion of such pool potentially payable to the Covered Employee shall be preestablished. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii) Payout of Annual Incentive Awards.  After the end of each fiscal year, the Committee shall determine the amount, if any, of the Annual Incentive Award for that fiscal year payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the achievement of performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing, except in the case of Performance Awards not intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to operating profits and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

9. Change in Control.

(a) Effect of “Change in Control.”  In the event of a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award document:

(i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant, subject only to applicable restrictions set forth in Section 11(a);

(ii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award document relating to such Award or other agreement with the Participant.

(b) Definition of “Change in Control.”  A “Change in Control” shall be deemed to have occurred if:

(i) a change is proposed by the stockholders of the Company as to the number of members, or incumbent membership of the Company’s Board of Directors such that the incumbent members of said Board of Directors immediately prior to such change would no longer constitute at least a majority of the Board of Directors after such change, and such proposal is enacted; or the Board of Directors as constituted immediately prior to any action by the Company’s stockholders with respect to such proposal determines that such proposal, if enacted, would constitute a change in control of the Company, and such proposal is enacted;

(ii) any determination is made by the Board of Directors of the Company that there has been a change in the control of the Company because a person (as such term is used in Section 13(d) of the Exchange Act), together with such person’s affiliates (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), has become, at any date after the effective date of the Plan, and is not on the date hereof, the beneficial owner (as such term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly of 10% or more of the voting power of the Company’s then outstanding securities;

(iii) any person (other than (A) any employee stock ownership trust or similar entity created by the Company for the benefit of its employees, (B) an underwriter participating in a public offering of stock of the Company or (C) an entity owned by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company prior to an acquisition of stock of the Company by such entity in connection with a reorganization), together with its affiliates, has become, at any date after the Effective Date, and is not on the date hereof, the beneficial owner, directly or indirectly, of 33% or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s directors; or

(iv) the approval by the stockholders of the Company of (A) the sale of all or substantially all the assets of the Company, (B) a liquidation of the Company or (C) the merger or consolidation of the Company with any other Company, unless the incumbent members of the Board of Directors of the Company as constituted immediately prior to such merger or consolidation shall constitute at least a majority of the directors of the surviving parent (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such Company immediately following consummation of the transaction.

Any determination of the occurrence of any Change in Control made in good faith by the Board of Directors of the Company, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.

10. Additional Award Forfeiture Provisions

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises.  Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which each Participant who accepts an Award hereunder shall agree. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant) will be immediately forfeited and cancelled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Option Gain (as defined herein) realized by Participant upon each exercise of an Option that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while Participant was employed by the Company or a subsidiary, or (B) the date that is six months prior to the date Participant’s employment by the Company or a subsidiary terminated, if the Forfeiture Event occurred after Participant ceased to be so employed. For purposes of this Section, the term “Option Gain” in respect of a given exercise shall mean the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date.

(b) Events Triggering Forfeiture.  The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or a subsidiary or during the one-year period following termination of such employment (but not later than 18 months after the Award terminates or, in the case of an Option, is fully exercised):

(i) Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary; (B) induces any customer or supplier of the Company or a subsidiary with whom Participant has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any subsidiary, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee it its discretion, of less than five percent of the outstanding equity of the entity;

(ii) Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary, any proprietary information of the Company or any subsidiary so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) Participant fails to cooperate with the Company or any subsidiary by making himself or herself available to testify on behalf of the Company or such subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 are deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if Participant engages in an activity giving rise to any such Forfeiture Event, which Forfeiture Events and activities are hereby acknowledged to be harmful to the Company, are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d) Right of Setoff.  Participant agrees that the Company or any subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary may owe to Participant from time to time, including amounts owed as wages or other compensation, fringe benefits, or other amounts owed to Participant, such amounts as may be owed by Participant to the Company under Section 10(a), although Participant shall remain liable for any part of Participant’s payment obligation under Section 10(a) not satisfied through such deduction and setoff.

(e) Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more family members of the Participant (or trusts established on their behalf) during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award document (subject to any terms and conditions which the Committee may impose thereon). Notwithstanding anything herein to the contrary, in no event may any outstanding Award be transferred by a Participant for value or consideration, nor may the Committee permit such a transfer. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, and in accordance with Section 11(k), adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, upon a Change in Control, the Committee may make provision for a cash payment to the holder of an outstanding Option in consideration for the cancellation of such Option in an amount equal to the excess, if any, of the amount of cash and fair market value of property that is the price per share paid in any transaction triggering the Change in Control over the per share exercise price of such Option, multiplied by the number of shares of Stock covered by such Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) or Annual Incentive Awards granted under Section 8(c) to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s mandatory withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. In each such case, the Fair Market Value of the Stock withheld shall not exceed the minimum dollar amount that is required to be withheld by the Company under applicable federal, state or local income tax laws, or the comparable rules of jurisdictions outside of the United States.

(e) Changes to the Plan.  The Board may amend, suspend, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that, except in the case of adjustments authorized under Section 11(c), no amendment shall reduce the exercise price of any outstanding Option, grant price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award; and provided further, that any amendment to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary, (ii) interfering in any way with the right of the Company or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m), including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).  It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 8 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder (including Proposed Regulation 1.162-27). However, the Committee retains the right to grant awards which do not qualify as performance based compensation under Code Section 162(m). If the Committee decides that an award will comply with Code Section 162(m) then, in such event, the terms of Sections 8(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award or Annual Incentive Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Compliance with Code Section 409A.  It is the intent of the Company that all Awards granted pursuant to the Plan that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code comply with the requirements under that Section and under Treasury Regulations (including proposed regulations) there under as presently in effect or hereafter implemented so as to avoid the imposition of an additional tax under Section 409A of the Code. To that end, other provisions of this Plan notwithstanding, (i) any Awards or other amounts payable under the Plan that constitute non qualified deferred compensation subject to Section 409A of the Code may not be distributed earlier than (A) the Participant’s death, (B) a date certain specified by either the Participant or the Company in compliance with 409A, (C) the Participant’s separation from service or disability, each as defined for purposes of Section 409A, or (D) a change in control of the Company or an unforeseeable emergency, each as defined for the purposes of Section 409A; and (ii) the Company shall have no authority to permit the acceleration of the time or schedule of any payment of nonqualified deferred compensation hereunder except as permitted under Section 409A and regulations there under. In the case of any Specified Employee, any such payments of nonqualified deferred compensation made in connection with the Participant’s separation from service may not be made before the date that is 6 months after the date of separation from service (or, if earlier, the date of death of the employee). For purposes of the preceding sentence, a Specified Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding any other provisions of the Plan, any rights of the Participant or retained authority of the Company with respect to Awards and any deferrals hereunder shall be automatically modified and limited to the extent necessary so that the Participant shall not be subject to any additional tax under Section 409A.

(l) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award document shall be determined in accordance with the Delaware General Corporation Law, the laws of the state of New York applicable to contracts made and to be performed in the State of New York, without regard to principles of conflicts of laws, and applicable federal law.

(m) Awards under Preexisting Plans.  Upon approval of the Plan by stockholders of the Company as required under Section 11(n), no further awards shall be granted under the Preexisting Plans.

(n) Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11m in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(o) Plan Effective Date and Stockholder Approval.  The Amended and Restated Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

Directions to 55 Water Street

●	By subway, take the 4 or 5 to the Bowling Green stop;
Take the 1 to the South Ferry stop;
Take the 2 or 3 to the Wall Street stop;
Take the J, M or Z to the Broad Street stop; or
Take the R or W to the Whitehall Street stop.

●	By bus, take the M15 down Second Avenue.

●	For cars, there is a parking facility in the building with entrances on South Street and Old Slip.

Please bring your admission ticket and a picture identification

BOWNE
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
212-924-5500
www.bowne.com

BOWNE & CO., INC.
Annual Meeting of Stockholders
Thursday, May 25, 2006
YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by Internet, by telephone (United States only) or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

Your vote is solicited on behalf of the Board of Directors.
        Revoking any prior appointment, the person signing this card appoints Philip E. Kucera and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at the offices of the Company, 55 Water Street, New York, New York, on Thursday, May 25, 2006, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ 401(k) Savings Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.
        The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.
        The person signing acknowledges receipt of a copy of the proxy statement relating to the Annual Meeting.

BOWNE & CO., INC.
P.O. Box 11191
(Continued, and to be dated and signed, on the other side)	New York, N.Y. 10203-0191

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 ☐
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

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(x) in Black or Blue ink.

1.	Election of Class I Director Nominees: 01-S.V. Murphy; 02-G.M. Portela; 03-V. Tese; 04-R.R. West

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐
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2.	Approval of the Amended and Restated 1999 Incentive Compensation Plan.

FOR	☐	AGAINST	☐	ABSTAIN	☐
3.	Ratification of 2004 and 2005 Deferred Stock Unit Awards.

FOR	☐	AGAINST	☐	ABSTAIN	☐

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